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                                                                    EXHIBIT 99.1


                                 PRESS RELEASE












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                              [MCAFEE LETTERHEAD]


                                                       Contacts:
                                                       Mark Coker
                                                       Dovetail Public Relations
                                                       (408) 395-3600
                                                       Peter Watkins
                                                       McAfee
FOR IMMEDIATE RELEASE                                  (408) 653-3043


                           MCAFEE TO ACQUIRE JADE KK,

                A LEADING JAPANESE ANTI-VIRUS SOFTWARE DEVELOPER

       EXTENDS MCAFEE PRESENCE IN JAPANESE INFORMATION TECHNOLOGY MARKET

SANTA CLARA, CALIF. (JANUARY 30, 1997) -- McAfee (Nasdaq: MCAF), a leading vendor of network security and management software, today announced that it has signed a definitive agreement to acquire Jade KK, a leading anti-virus software vendor with offices in Tokyo and Osaka, Japan.

                 The acquisition of Jade is the Company's latest move to expand its presence in the lucrative Japanese information technology market. Last month, McAfee opened its first Japanese office and hired Masahiro Kano, a veteran of Softbank, Novell and WordPerfect, as president of McAfee Japan.

                 The acquisition of Jade establishes McAfee as one of Japan's leading vendors of anti-virus software while augmenting McAfee's global network of anti-virus research facilities. Jade, which produces the widely sold Scan Vaccine and Virus Rescue products, has the leading marketshare in the Japanese government market.

                 Under the terms of the acquisition, which is expected to be completed in March, McAfee will exchange shares of newly issues McAfee common stock valued at $17,000,000 for all outstanding stock in the privately held Jade. The number of shares





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MCAFEE ACQUIRES JAPAN'S SECOND LARGEST ANTI-VIRUS SOFTWARE VENDOR, PAGE 2 OF 3


to be issued will be determined based on the average closing price for a period prior to the acquisition's close. McAfee expects to issue approximately 360,000 shares for the acquisition of Jade. The transaction will be accounted for as a pooling of interests.

                 Jade management, including Seiji Murakami, Jade's founder, president and chairman, will continue as McAfee employees. Mr. Murakami will become chairman of McAfee Japan, joining Masahiro Kano, McAfee Japan president, as a valued member of the McAfee Japan executive management team. Mr. Murakami will also continue his work as the lead anti-virus researcher for MITI, the Ministry of International Trade and Industry.

                 "The merger of our companies will allow McAfee and Jade to cooperatively achieve more than either company could achieve individually," said Masahiro Kano. "By joining McAfee and Jade, we have built our resources to exploit the emerging market opportunities here in Japan and Asia."

                 "Japan is the world's second largest information technology market," said Bill Larson, McAfee's president, chairman, and CEO. "Our acquisition of Jade provides McAfee with a solid foothold in the Japanese anti-virus market, while providing us an expanded foundation by which to grow our security, help desk, and network management product lines."

                 This news release contains forward looking statements that involve risks and uncertainties including risks associated with international operations and the risks associated with the acquisition such as integrating the personnel and products of Jade. Actual results may vary materially from those currently anticipated. For a more detailed description of the risks involved see the "Risk Factors" included in the Company's Annual Report on Form 10K as filed with the SEC on March 25, 1996.

                 Founded in 1991, Jade is a leading vendor of anti-virus software in Japan. The company currently employs a staff of over 50 anti-virus researchers, salespersons, and customer support representatives. Jade customers include Fujitsu, Toyota, NTT, Honda



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MCAFEE ACQUIRES JAPAN'S SECOND LARGEST ANTI-VIRUS SOFTWARE VENDOR, PAGE 3 OF 3


Motors, Mitsui, Sumitomo, and the Japanese Ministry of Finance. Several leading PC systems manufacturers, including NEC, Hitachi, Sharp, Epson and Matsushita, currently bundle Jade's anti-virus software.

                 Founded in 1989, McAfee is a leading worldwide vendor of Network Security and Management products for enterprise networks. The Company is also a leader in Internet and Web-based electronic software distribution. McAfee is headquartered in Santa Clara, California and can be reached by phone at (408) 988-3832 or by fax at (408) 970-9727. McAfee's Web address is http://www.mcafee.com.

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